QuickLinks -- Click here to rapidly navigate through this document

For Immediate Release

[NEXTEL PARTNERS LOGO]

Nextel Partners, Inc. 4500 Carillon Point Kirkland, WA 98033 (425) 576-3600
Contact: Alice Kang (425) 576-3696

Nextel Partners Announces Private Placement of 12.5% Senior Notes

    KIRKLAND, WA—November 27, 2001—Nextel Partners, Inc. (NASDAQ: NXTP) announced today that it has entered into an agreement to sell $225 million of 12.5% Senior Notes due November 15, 2009 in a private placement transaction. The notes were priced to yield 13.875% for approximately $210.4 million of gross proceeds. Closing of the offering is subject to customary conditions.

    The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful. This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

    Nextel Partners provides digital wireless communications services in mid-sized and smaller markets throughout the United States.

QuickLinks

Nextel Partners Announces Private Placement of 12.5% Senior Notes